As filed with the
                       Securities and Exchange Commission
                                on August 14, 1997
                             Registration No. 33-


                       SECURITIES AND EXCHANGE COMMISSION

                               Washington, D.C. 20549
                                   _______________


                                       FORM S-8

                                REGISTRATION STATEMENT
                                        UNDER
                               THE SECURITIES ACT OF 1933

                                 WARRANTECH CORPORATION
                (Exact name of registrant as specified in its charter)


Delaware       300 Atlantic Street, Stamford, Connecticut 06901     13-3178732

(State or other jurisdiction           (Address of Principal Executive Offices)
 of incorporation or organization)         (I.R.S. Employer Identification No.)


              Warrants Granted Under Written Compensation Contracts With:

                              Stonegate Securities, Inc.



                                 Joel San Antonio
                             Chief Executive Officer
                              Warrantech Corporation
                               300 Atlantic Street
                            Stamford, Connecticut 06901
                                 (203) 975-1100
             (Name, address and telephone number of agent for service)

                                    Copies to:
                             Ralph A. Siciliano, Esq.
                Newman Tannenbaum Helpern Syracuse & Hirschtritt LLP
                               900 Third Avenue
                            New York, New York 10022
                                  (212) 508-6700
                                                                 Page 1 of ____
                                             Exhibit Index appears on page ____


CALCULATION OF REGISTRATION FEE
============================= ==================== ================= ====================== ====================
                                                       Proposed            Proposed
                                    Shares             maximum         maximum aggregate         Amount of
 Title of securities to be           to be          offering price      offering price          Registration
         registered               registered          per share                                       fee
============================= ==================== ================= ====================== ====================
============================= ============================================================= ====================
                                Shares Issuable Pursuant to Written Compensation Contract
============================= ==================== ================= ====================== ====================
Common Stock
($.007 par value)                 40,000(1)             $5.00(2)          $200,000                 $60.61
============================= ==================== ================= ====================== ====================

(1)      Shares issuable pursuant to Stonegate Securities, Inc. Written Compensation Contract.

(2)      Based on the  exercise  price at which the  warrants  whose  exercise  will result in the  issuance of the shares being registered may be exercised.


                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

         Pursuant to Rule 428(b)(1), the information required by Item 1 and Item 2 of Part I is included in documents sent or given to Stonegate Securities, Inc., pursuant to its written compensation contract with the Registrant, pursuant to which warrants have been issued whose exercise will result in the issuance of the shares being registered pursuant to this Registration Statement.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.  Incorporation of Certain Documents by Reference.

         The following  documents  filed by Warrantech  Corporation
(the "Registrant") with the Securities and Exchange Commission are hereby incorporated by reference:

         (a) The Registrant's latest annual report on Form 10-K for the fiscal year ended March 31, 1997.

         (b) Items 1 and 2 of the Registrant's Amendment No. 1 to its Registration Statement on Form 8-A filed on February 25, 1985, pursuant to
Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

         All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference to this Registration Statement and to be part hereof from the date of filing of such documents.

Item 4.  Description of Securities.

         Not applicable.

Item 5.  Interests of Named Experts and Counsel.

         Not Applicable.

Item 6.  Indemnification of Directors and Officers.

         1. As permitted by Sections 102 and 145 of the Delaware General Corporation Law (as amended, 1993), the Registrant's Certificate of Incorporation eliminates a director's personal liability for monetary damages to the Registrant and its stockholders arising from a breach of a director's fiduciary duty except for liability under Section 174 of the Delaware General Corporation Law, or liability for any breach of the director's duty of loyalty to the Registrant or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or for any transaction from which the director derived an improper personal benefit. The effect of this provision in the Certificate of Incorporation is to eliminate the rights of the Registrant and its stockholders (through stockholders' derivative suits on behalf of the Registrant) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting form negligent or grossly negligent behavior) except in the situations described above.

         2. The Registrant's bylaws provide for the indemnification of officers, directors and employees, and the Company has entered into an indemnification agreement with each officer and director of the Registrant (an "Indemnitee"). Under the bylaws and such indemnification agreements, the Registrant must indemnify an Indemnitee to the fullest extent permitted by Delaware law for losses and expenses incurred in connection with actions in which the Indemnitee is involved by reason of having been director or employee of the Registrant (including attorney's fees). The Registrant is also obligated to advance expenses an Indemnitee may incur in connection with such actions before any resolution of the action, and the Indemnitee may sue to enforce his or her right to indemnification or advancement of expenses.

         3. The Registrant presently maintains policies of insurance under which its directors and officers of Registrant are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being, or having been, such directors or officers.

Item 7. Exemption from Registration Claimed.

               Not applicable.

Item 8. Exhibits.

        Number Document

        4.1    Certificate of Incorporation of Registrant (1)

        4.2    By-laws of Registrant (1)

        4.3    Stonegate Securities, Inc. Written Compensation Contract

        5.1    Opinion of Counsel as to Legality of Securities Being Registered

        23.1   Consent of Independent Accountants

        23.2   Consent of Counsel (Contained in Exhibit 5.1 hereto)

        24.1   Power of Attorney (see signature page)

----------------
         (1) Exhibits Nos. 4.1 and 4.2 are incorporated by reference to the Registrant's Registration Statement on Form S-18 filed on November 23, 1983, registration number 2-88097-NY.

Item 9.  Undertakings.

         A.    The Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


         C. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions,  or  otherwise,  the  Registrant  has been advised that in the
opinion of the  Securities  and Exchange Commission  such   indemnification
is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceedings) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                             SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form's S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Stamford, Connecticut on August 14, 1997.


                                        WARRANTECH CORPORATION

                                             S/N/S Joel San Antonio
                                        By   _____________________________
                                             Joel San Antonio,
                                             Chairman of the Board and
                                             Chief Executive Officer



         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes Joel San Antonio, William Tweed and Desiree Kim Caban, jointly and severally, his attorneys-in-fact, each with full power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement or amendment thereto has been signed by the following persons in the capacities and on the dates indicated.

         Signature           Title                             Date


S/N/S Joel San Antonio
______________________      Chairman of the Board, Chief       August 14, 1997
Joel San Antonio            Executive Officer
                            and Director

S/N/S Harris G. Miller
______________________      Executive Vice President &         August 14, 1997
Harris G. Miller            Chief Financial Officer

S/N/S William Tweed
______________________      Vice President and Director        August 14, 1997
William Tweed

S/N/S Michael Salpeter
______________________     President and Director              August 14, 1997
Michael Salpeter

S/N/S Desiree Kim Caban
______________________     Secretary                           August 14, 1997
Desiree Kim Caban

S/N/S Jeffrey J. White
______________________     Director                            August 14, 1997
Jeffrey J. White

S/N/S Lawrence Richenstein
______________________     Director                            August 14, 1997
Lawrence Richenstein

                         EXHIBIT INDEX


Exhibit Number              Exhibit                                Page Number

       4.1      Certificate of Incorporation of Registrant (1)

       4.2      By-laws of Registrant (1)

       4.3      Stonegate Securities, Inc. Written Compensation Contract

       5.1 Opinion of Counsel as to legality of securities being registered

      23.1      Consent of Independent Accountants

      23.2      Consent of Counsel (contained in Exhibit 5.1 hereto)

      24.1      Power of Attorney (see signature page)

_______________
             (1) Exhibits Nos. 4.1 and 4.2 are incorporated by reference to The Registrant's Registration Statement on Form S-18 filed on November 23, 1983, registration number 2-88097-NY.

                                 EXHIBIT 4.3

           STONEGATE SECURITIES, INC. WRITTEN COMPENSATION CONTRACT



August 21, 1996

Warrantech Corporation
300 Atlantic Street
Stamford, CT  06901
Attention:  Bernard J. White
            Chief Financial Officer

Gentlemen:

     1. The purpose of this letter is to set forth the terms of the engagement by Warrantech Corporation ("Warrantech" or the "Company") of Stonegate Securities, Inc. ("Stonegate") to serve as its financial advisor and to furnish investment banking services to Warrantech with respect to:

          (a) evaluating strategic alternatives available to the Company, including evaluating the capital structure of the Company;

          (b) rendering financial advice and services preparatory to the possible sale of equity interests in the Company, including introducing Warrantech to Wall Street investment banking firms in order to identify potential investment bankers for Warrantech's acquisition strategy or capital needs, as the case may be;

          (c) evaluating potential acquisitions by the Company with respect to other teleservices companies.

          (d) contacting insurance companies in order to introduce Warrantech to such insurance companies; and

          (e) contacting insurance companies in order to acquire potentially competing bids for Warrantech's warranty pools.

     2. The Company represents that all information provided to Stonegate in connection with the services to be performed under this Agreement will be complete and correct in all material respects and will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading (the "Information"). The Company agrees to advise Stonegate immediately of the occurrence of any event or any other change known to the Company that results in any of the information containing an untrue statement of a material fact or omitting to state any material fact necessary to make the statement contained therein, in light of the circumstances under which they were made, not misleading.

     3. If, in the course of such services, Stonegate advises the Company in connection with any financial transaction or any sale, merger or acquisition, Stonegate shall be separately compensated for such services pursuant to a separate agreement and will receive fees that are customary for any such transaction. The Company recognizes that Stonegate has followed, and will continue to follow the Company's stock and, from time to time, Stonegate may issue research reports concerning the Company and its stock. It is understood between the Company and Stonegate that such reports are not issued on behalf, or with the authorization, of the Company and Stonegate shall have sole responsibility for their content. Neither the Company, nor its officers, directors, employees or affiliates, shall have any responsibility for any information contained in such reports or other information disseminated by Stonegate concerning the Company, regardless of whether or not the Company reviews or comments upon such reports or information. Stonegate agrees, however, that it will disclose the existence of this agreement in any research report or other written communication concerning the Company which is disseminated by Stonegate.

     4. The term of Stonegate's engagement shall be for the twenty four month period from the date of this letter (the "Initial Term") and may be extended beyond the Initial Term by mutual written consent. Notwithstanding the foregoing, the company may terminate this Agreement with or without cause at any time upon delivery to Stonegate of written notice thereof, except for the Provisions set forth in paragraphs 2, 6 and 7, which provisions shall survive the termination of this Agreement.

     5. For providing financial advisory and investment banking services, the Company agrees to pay Stonegate, upon execution of this Agreement, $20,000 in cash (the "Engagement Fee"). In the event that Stonegate shall fail to provide the services to be rendered under this Agreement, Stonegate shall return the Engagement Fee to the Company as the Company's sole and exclusive remedy. In addition, the Company agrees to grant Stonegate warrants (the "Warrants") to purchase an aggregate of 40,000 shares of the Company's common stock at an exercise price of $5.00 per share, 20,000 of which Warrants shall vest immediately and shall be immediately exercisable and 20,000 of which Warrants shall vest immediately and shall be exercisable commencing on the first anniversary of the date of this Agreement. 20,000 of the Warrants shall be issued to SRG Associates, Ltd. and 20,000 of the Warrants shall be issued to Lyon Securities, Inc. All vested Warrants shall be exercisable in accordance with their terms regardless of any termination of this Agreement. Vested Warrants shall be exercisable for five years from the date of vesting. The agreement evidencing the Warrants shall contain customary terms and conditions, including, without limitation, anti-dilution provisions. In addition, the Company shall grant Stonegate customary "piggy-back" registration rights with respect to the shares of common stock underlying the Warrants.

     6. If in connection with any services or matters that are the subject of or arise out of this Agreement or Stonegate's engagement hereunder, Stonegate becomes involved (whether or not as a name party) in any action, claim or legal proceeding (including any governmental inquiry or investigation and including, but not limited to, actions, claims or legal proceedings arising out of or based upon any breach by the Company or any agreement or representation or warranty of the Company contained herein, or any untrue statement or alleged untrue statement of a material fact by the Company in any release or communication to an offeree of the securities or an omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements contained therein, not misleading), the Company agrees, to the extent permitted by applicable law, to indemnify and hold Stonegate harmless again any losses, claims, damages or liabilities, joint or several, as they are incurred, to which Stonegate may become subject in connection therewith, provided that Stonegate promptly notifies the Company of any such action, claim or legal proceeding and provides the Company with an opportunity to defend against or settle such matter with counsel of its choice, and provided further that the Company shall not be liable under the indemnity provisions hereof in respect of any loss, claim, damage or liability resulted from Stonegate's negligence, bad faith, willful misconduct or violation of any law, rule or regulation. The foregoing agreements shall apply to any modification of Stonegate's engagement, and shall remain in full force and effect following the completion or termination of Stonegate's engagement and the sale of any securities and shall be in addition to any rights that Stonegate may have at common law or otherwise. The foregoing agreements in this paragraph shall, upon the same terms and conditions, extend to and inure to the benefit of each person, if any, who may be deemed to control Stonegate and to each of Stonegate's and each such person's respective affiliates, directors, officers, employees and agents.

     7. Stonegate agrees to indemnify and hold the Company, each person, if any, who may be deemed to control the Company and to each of the Company's and each such person's respective affiliates, directors, officers, employees and agents harmless against any losses, claims, damages, joint or several, that resulted from Stonegate's gross negligence, bad faith, willful misconduct or violation of any law, rule or regulation or breach of this Agreement.

     8. This Agreement may not be amended or modified except in writing and shall be governed by and construed in accordance with the laws of the State of Texas and all obligations shall be performed in Dallas County, Texas.

     if the foregoing is in accordance with your understanding of the terms of our engagement, please confirm your agreement by signing and returning the enclosed copy of this letter to the undersigned effective as of the date first above written.

                                        Very truly yours,

                                        STONEGATE SECURITIES, INC.


                                        BY:________________________________
                                           E.B. Lyon III, President


Confirmed and agreed to:

WARRANTECH CORPORATION


By:__________________________
   Bernard J. White
   Vice President Finance and
   Chief Financial Officer

                                 EXHIBIT 5.1

                            OPINION OF COUNSEL



              NEWMAN TANNENBAUM HELPERN SYRACUSE & HIRSCHTRITT LLP
                            900 THIRD AVENUE
                         NEW YORK, NEW YORK  10022-4775
                            (212)508-6700



                                                             August 14, 1997


Warrantech Corporation
300 Atlantic Street
Stamford, CT 06901

                     Re:     Registration Statement on Form S-8

Gentlemen:

       We have examined the Registration Statement to be filed by you with the Securities and Exchange Commission on or about August 12, 1997 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of 40,000 shares of your Common Stock issuable upon the exercise of warrants granted under the Written Compensation Contract with Stonegate Securities, Inc. (the "Stonegate Contract") (shares issuable pursuant to the Stonegate Contract are herein referred to as the "Shares").

      As counsel for Warrantech Corporation, we have examined the proceedings taken are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares. It is our opinion that, when issued and/or sold in the manner referred to in the Stonegate Contract, the Shares will be legally and validly issued, fully paid and non assessable.

       We consent to the Registration Statement and further consent to the use of our name wherever it appears in the Registration Statement and any amendments to it.

                                           Very truly yours,

                                           NEWMAN TANNENBAUM HELPERN
                                           SYRACUSE & HIRSCHTRITT LLP

                             EXHIBIT 23.1


                CONSENT OF INDEPENDENT ACCOUNTANTS


       We consent to the incorporation by reference in the Registration Statement of Warrantech Corporation on Form S-8 of our report dated June 26, 1997 on our audits of the consolidated financial statements and financial statement schedule of Warrantech Corporation and Subsidiaries as March 31, 1997
 and 1996, and for each of the three years in the period ended March 31, 1997 which report is included in the Annual Report on Form 10-K of Warrantech Corporation for the year ended March 31, 1997.



                                                     Coopers & Lybrand L.L.P.






New York, New York
August 12, 1997

                             EXHIBIT 23.2

                          CONSENT OF COUNSEL

                          (See Exhibit 5.1)

                              EXHIBIT 24.1

                            POWER OF ATTORNEY

                           (See signature page)